                                                                    Exhibit 11.1


STATEMENT OF COMPUTATION OF NET INCOME PER SHARE


                                                              Year ended April 30
                                                 ----------------------------------------
                                                     1995          1996           1997
                                                 ----------     ----------   ------------

Weighted average common shares
   outstanding                                      327,820      2,686,777      4,393,903

Weighted average common shares
   giving effect to the conversion of
   Preferred Stock into Common
   Stock                                          1,451,862        545,356             --

Net effect of stock options granted
   and Preferred Stock issued
   during the 12-month period prior
   to the Company's filing of its initial
   public offering, at less than the
   offering price, calculated using the
   treasury stock method at the
   offering price of $7 per share, and
   treated as outstanding for all
   periods presented                                220,904         44,780             --

Net effect of outstanding stock options
   (excluding stock options granted
   during the 12 months prior to the
   Company's filing of its initial public
   offering) and warrants calculated
   using the treasury stock method
   at the average price for each
   quarter during the year                           33,624        198,668        281,689
                                                 ----------     ----------   ------------

Shares used in computation of net
   income per share                               2,034,210      3,475,581      4,675,592
                                                 ----------     ----------   ------------
                                                 ----------     ----------   ------------

Net income                                       $  239,232     $  996,350   $  3,597,617
                                                 ----------     ----------   ------------
                                                 ----------     ----------   ------------

Net income per share                             $     0.12     $     0.29   $       0.77
                                                 ----------     ----------   ------------
                                                 ----------     ----------   ------------



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